Exhibit No. 3.1

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF

EVERFLOW EASTERN PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Definitions	1

ARTICLE II FORMATION OF LIMITED PARTNERSHIP	9

2.1 Formation	9
2.2 Name	9
2.3 Registered Office; Principal Office	9
2.4 Names and Addresses of Partners	9
2.5 Term	9

ARTICLE III PARTNERSHIP BUSINESS	9

3.1 Purposes	9

ARTICLE IV CAPITAL CONTRIBUTIONS	10

4.1 Contribution and Replacement of Organizational Limited Partner	10
4.2 Limited Partner Contributions	10
4.3 General Partner Contribution	10
4.4 Issuances of Additional Units and Other Securities	10
4.5 Additional Capital Contributions	11
4.6 No Preemptive Rights	11
4.7 Capital Accounts	11
4.8 Limited Partner Liability	12
4.9 Return of Contributions	12

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS	13

5.1 Profits	13
5.2 Losses	13
5.3 Special Allocations	13
5.4 Curative Allocations	14
5.5 Other Allocation Rules	14
5.6 Tax Allocations: Code Section 704(c)	15
5.7 Initial Quarterly Distributions	15
5.8 Requirement and Characterization of Distributions	15

ARTICLE VI MANAGEMENT AND OPERATION OF BUSINESS	15

6.1 Management	15
6.2 Certificate of Limited Partnership	16
6.3 Reliance by Third Parties	17
6.4 Limitations on Power of General Partner	17
6.5 Loans from the General Partner	17
6.6 Duties of General Partner	18
6.7 Indemnification and Liability	18
6.8 Right of General Partner to Pledge Its Interest	19
6.9 Outside Activities	19
6.10 Partnership Funds	20
6.11 Expenses	20
6.12 Further Limitations and Restrictions	20
6.13 Options to Acquire Repurchased Units	22

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ARTICLE VII RIGHTS AND PROHIBITIONS OF LIMITED PARTNERS	22

7.1 Rights of Limited Partners	22
7.2 Prohibitions with Respect to Limited Partners	22

ARTICLE VIII TRANSFER OF PARTNERSHIP INTERESTS	23

8.1 Transfer of Interests	23
8.2 Requirements of Transfer	23
8.3 General Partner	23
8.4 Death, Etc. of Partners	23
8.5 Assignment by Partners	24
8.6 Substituted Limited Partner	24
8.7 Restrictions on Substituted Limited Partners	24
8.8 Effectiveness of Assignment	24
8.9 Admission of Initial Limited Partners	25
8.10 Admission of Additional Partners	25
8.11 Admission of Successor General Partner	25
8.12 Special Transfer Restrictions	25
8.13 Amendment of Agreement and of Certificate of Limited Partnership	25

ARTICLE IX WITHDRAWAL OR REMOVAL OF PARTNERS	26

9.1 Withdrawal or Removal of General partner	26
9.2 Interest of Departing Partner and Successor	26

ARTICLE X AMENDMENT OF AGREEMENT; MEETINGS; RECORD DATE; CONSENTS	27

10.1 Amendments to be Adopted Solely by General Partner	27
10.2 Amendment Procedures	28
10.3 Amendment Requirements	28
10.4 Voting Rights of Limited Partners	28
10.5 Meetings	29
10.6 Notice of a Meeting	29
10.7 Record Date	29
10.8 Adjournment	29
10.9 Waiver of Notice; Consent to Meeting; Approval of Minutes	30
10.10 Quorum	30
10.11 Conduct of Meeting	30
10.12 Action Without a Meeting	31
10.13 Voting and Other Rights	31

ARTICLE XI REPURCHASE RIGHT	32

11.1 Repurchase Right	32
11.2 Adjusted Book Value	32
11.3 Appraisal	32
11.4 Statement of Cash Purchase Price	33
11.5 No Cash Reserve	33
11.6 Payment of Cash Purchase Price	33

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ARTICLE XII TERMINATION OF THE PARTNERSHIP AND DISTRIBUTION UPON TERMINATION	33

12.1 Termination	33
12.2 Procedure upon Dissolution	34
12.3 Compliance with Timing Requirements of Regulations	36
12.4 Time for Winding Up	36
12.5 Final Accounting	36

ARTICLE XIII TAX MATTERS	36

13.1 Preparation of Tax Returns	36
13.2 Tax Elections	36
13.3 Tax Matters Partner	37
13.4 Organizational Expenses	38
13.5 Intangible Drilling Costs	38
13.6 Taxation as a Partnership	38
13.7 Opinions Regarding Taxation as a Partnership	38
13.8 Withholding Taxes	38

ARTICLE XIV MISCELLANEOUS PROVISIONS	38

14.1 Books of Account	38
14.2 Accounts and Accounting Decisions	38
14.3 Partners Independently Bound	39
14.4 Addresses and Notices	39
14.5 Waiver of Partition	39
14.6 Titles and Captions	39
14.7 Pronouns and Plurals	39
14.8 Further Action	39
14.9 Entire Agreement	39
14.10 Counterparts	39
14.11 Applicable Law	39
14.12 Benefits	39
14.13 Severability	39
14.14 Power of Attorney	40

iii

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
EVERFLOW EASTERN PARTNERS, L.P.
THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the 10th day of February, 2010, by and among Everflow Management Limited, LLC, an Ohio limited liability company, as the general partner (hereinafter referred to as the “General Partner”), and those persons who become Partners or Assignees of the Partnership as hereinafter provided.
RECITALS
The General Partner and the Organizational Limited Partner formed the Partnership by executing the Agreement of Limited Partnership on September 13, 1990 and executing and filing a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on September 14, 1990.
Effective on February 15, 1991, the General Partner and the holders of interests in certain drilling programs exchanged their interests in return for the General Partner Interest and the Limited Partnership Interests, respectively. The General Partner and those persons entered into the Amended and Restated Agreement of Limited Partnership dated as of February 15, 1991 (the “Limited Partnership Agreement”).
Pursuant to a Consent Solicitation dated December 9, 2009, the General Partner proposed certain amendments to the Limited Partnership Agreement for approval by the Limited Partners. Effective on February 10, 2010, the Partnership had received the written consent of Limited Partners holding at least 61% of the Units. The Limited Partnership Agreement is hereby amended and restated to include those amendments approved by the vote of the Limited Partners.
This Agreement amends the Limited Partnership Agreement and the General Partner and the Limited Partners now desire to amend and restate the Limited Partnership Agreement in its entirety as follows.
ARTICLE I
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Additional General Partner” means a Person admitted to the Partnership as a General Partner pursuant to Section 8.12 hereof.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 8.10 hereof and who is shown as such on the books and records of the Partnership.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after (i) crediting to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-1(b)(4)(iv)(f); and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person who directly or indirectly owns, controls or holds, with power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person, (ii) any Person with respect to which ten percent (10%) or more of the outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any officer, director or partner of such other Person, and (v) if such other Person is an officer, director or partner, any company, partnership, association or other entity or organization for which such Person acts in any such capacity.
“Assignee” means a Non-Eligible Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer and Assignment Form as required by this Agreement, but who has not become a Substituted Limited Partner.
“Bankruptcy” means, as to any Partner, the Partner’s taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within ten (10) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.
“Capital Account” means the capital account maintained for a Partner or Assignee pursuant to Section 4.7 hereof.
“Capital Contribution” means any cash, cash equivalents or the initial Gross Asset Value Net Agreed Value of Contributed Property which a Partner contributes to the Partnership pursuant to Sections 4.1, 4.2, 4.3 or 4.5 hereof.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2 hereof, as such Certificate may be amended and/or restated from time to time.
“Closing Date” means the date on which the Exchange Offer will be consummated.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Commencement Quarter” means the first calendar quarter which shall begin after the Closing Date.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash and cash equivalents, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the value of a Contributed Property is adjusted pursuant to Section 4.7 hereof, such property shall no longer constitute a Contributed Property for purposes of Section 5.1 hereof, but shall be deemed an Adjusted Property for such purposes.
“Contributing Partner” means each Partner contributing (or deemed to have contributed on termination and reconstitution of the Partnership pursuant to Section 708 of the Code or otherwise) a Contributed Property.

“Cost”, when used with respect to property, shall mean (i) the sum of the prices paid by the seller to an unaffiliated person for such property, including bonuses; (ii) title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of such property; (iii) a pro rata portion of the seller’s actual necessary and reasonable expenses for seismic and geophysical services; (iv) rentals and ad valorem taxes paid by the seller with respect to such property to the date of its transfer to the buyers; (v) interest on funds used to acquire or maintain such property; and (vi) such portion of the seller’s reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in (iv), (v) and (vi) hereof shall have been incurred not more than thirty-six (36) months prior to the purchase of such property by the Partnership. When used with respect to services, “cost” means the reasonable, necessary and actual expense incurred by the seller on behalf of the Partnership in providing such services determined in accordance with generally accepted accounting principles. As used elsewhere, “cost” means the price paid by the seller in an arms-length transaction.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as it may be amended from time to time, and any successor to such statute.
“Departing Partner” means a former General Partner, as of the effective date of any involuntary withdrawal or removal of such former General Partner pursuant to Section 9.1 hereof.
“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.
“EEI” means Everflow Eastern, Inc., an Ohio corporation.
“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which the Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership to a substantial risk of cancellation or forfeiture of any of their property or any interest therein.
“Eligibility Certification” means the documentation requested from time to time by the Partnership pursuant to which a Person certifies his status as an Eligible Citizen.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor to such statute.
“Exchange Offer” means the offer by the Partnership, on the terms and conditions set forth in the Final Prospectus, to exchange Units for various partnership interests and working interests in Oil and Gas Properties as described in the Final Prospectus.
“Exchange Value” means the value assigned to an Interest for purposes of the Exchange Offer.
“Final Prospectus” means the prospectus as filed by the Partnership with the Securities and Exchange Commission pursuant to the Registration Statement, as declared effective by the Securities and Exchange Commission pursuant to Rule 424(a) of the Securities Act.

“General and Administrative Overhead” shall mean all customary and routine expenses incurred by the General Partner for the conduct of Partnership administration, including legal, financial, accounting, travel, office rent, telephone, secretarial, data processing and other items of a similar nature.
“General Partner” means Everflow Management Company, or any successor appointed pursuant to Section 8.3 or 9.1 hereof and admitted to the Partnership in accordance with Section 8.11. “General Partners” means the General Partner and any Additional General Partners admitted to the Partnership in accordance with Section 8.11.
“General Partner Interest” means the Partnership Interest of the General Partner.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(1) The initial Gross Asset Value of any Contributed Property shall be the gross fair market value of such property, as determined by the General Partner using any reasonable method of valuation as it may adopt.
(2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using any reasonable method of valuation as it may adopt, as of the following times: (a) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership assets as consideration for a Partnership Interest if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).
(3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.
(4) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 4.7 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent the General Partner determines that an adjustment pursuant to paragraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (1), (2) or (4), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Initial Distributions” means those distributions the Partnership shall make pursuant to the provisions of Section 5.7 with respect to the Initial Quarters.
“Initial Quarters” means those eight (8) calendar quarters beginning with the first complete calendar quarter after the Closing Date.
“Interests” means (i) all partnership interests held by partners in certain of the limited partnerships or oil and gas working interest programs previously sponsored by EEI, (ii) certain Working Interests held by owners of certain oil and gas properties, and (iii) all shares of common stock of EEI.

“Limited Partners” means any Person admitted to the Partnership as a Limited Partner or a Substituted Limited Partner, or otherwise having the rights of a Limited Partner under this Agreement each for so long as they are Limited Partners hereunder.
“Limited Partnership Interests” means the Partnership Interests of the Limited Partners. Limited Partnership Interests shall be divided into units, each unit representing a pro rata percentage interest in the aggregate Percentage Interest of the Limited Partners. All references in this Agreement to numbers of Limited Partnership Interests shall be deemed to refer to the specified number of such units of Limited Partnership Interest. Additional Limited Partnership Interests may be issued pursuant to Section 4.4.
“Liquidator” means the General Partner or other Person approved pursuant to Section 12.1 hereof who performs the functions described therein.
“Majority Vote of the Limited Partners” means the written consent of, or an affirmative vote in accordance with Section 10.4 by, Limited Partners of record who are Limited Partners with respect to more than fifty percent (50%) of the aggregate number of outstanding Limited Partnership Interests. Each Limited Partnership Interest shall be entitled to one vote for this purpose.
“Net Available Cash” means all cash generated by the Partnership from any source whatsoever less the cash expended by the Partnership (i) to pay the costs of his operations including general and administration expenses, debt repayment, and drilling and development costs, (ii) to acquire Oil and Gas Interests, and (iii) to fulfill the Company’s obligations pursuant to the provisions of Article XI to fund the requirements of the Repurchase Right.
“Non-Eligible Assignee” means a Person to whom one or more Units have been transferred in a manner permitted by this Agreement who has not executed an Eligibility Certification.
“Nonrecourse Deductions” has the meaning set forth in Section 1.704-1(b)(4)(iv)(b) of the Regulations. The amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year, determined according to the provisions of Section 1.704-1(b)(4)(iv)(b) of the Regulations.
“Oil and Gas Interests” shall mean direct or indirect interests in (a) undeveloped or developed properties suitable for, believed by the General Partner to be suitable for, or currently the subject of, oil and gas exploration, development or production, including, without limitation, leasehold, operating, non-operating, production payment, working and royalty interests, and contract rights relating thereto; (b) interests in wells, oil field equipment, tanks, pipe, processing or compression plants or facilities, and other items of a similar nature which are used or to be used in connection with any such properties; (c) contract rights, whether real, personal or mixed, being used or proposed to be used in connection with the exploration, development, operation or maintenance of such properties, or being used or proposed to be used in connection with the production, treatment, processing, storage, transportation or marketing of oil and gas and other minerals produced in association therewith that are produced from or allocated to such properties; (d) interests in partnerships (including both general and limited partner interests, either directly or indirectly as an assignee of general and limited partner interests and specifically including the Interests); (e) corporations and other associations that hold any of the foregoing; and (f) any tangible or intangible assets or rights to the foregoing, whether real, personal or mixed.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

“Organizational Limited Partner” means Joseph W. Baschnagel in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means all Units or other Partnership securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.
“Partner” means a General Partner or a Limited Partner and solely for purposes of Articles IV, V and VI hereof and Section 12.2 hereof shall include an Assignee.
“Partnership” means the limited partnership heretofore formed and continued pursuant to this Agreement, and any successor thereto.
“Partnership Interest” means the interest of a Partner in the Partnership which, in the case of a Limited Partner or Assignee, shall be expressed in terms of Units.
“Partnership Minimum Gain” has the meaning set forth in Section 1.704-1(b)(4)(iv)(c) of the Regulations.
“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.
“Percentage Interest” means, as of the date of determination, (a) as to the General Partner in its capacity as such, one percent (1%), (b) as to any Limited Partner or Assignee holding Units, the product of (i) ninety-nine percent (99%) multiplied by (ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Units then Outstanding; provided, however, that following any issuance of additional Units by the Partnership pursuant to Section 4.4 hereof, proper adjustment shall be made to the Percentage Interest represented by each Unit to reflect such issuance.
“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.
“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, as the case may be, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(1) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.
(2) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.
(3) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (2) or (3) under the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.
(4) Gain or loss resulting from any sale or disposition of any Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value.

(5) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.
(6) In lieu of the depletion allowances taken into account by the Partners in computing their taxable income or loss, there shall be taken into account the Simulated Depletion Allowance for such fiscal year or other period.
(7) Notwithstanding any other provision, any items which are specially allocated pursuant to Section 5.3 or Section 5.4 shall not be taken into account in computing Profits or Losses.
“Proved Reserves” means those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Depending upon their status of development, such Proved Reserves shall be subdivided into the following classifications:
(a)	“Proved Developed Reserves” means Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification shall include:
(1)	“Proved Developed Producing Reserves” are Proved Developed Reserves which are expected to be produced from existing completion interval(s) now open for production in existing wells; and
(2)
“Proved Developed Non-Producing Reserves” are Proved Developed Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

(b)
“Proved Undeveloped Reserves” means Proved Reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units, which are virtually certain of production when drilled. Proved Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Recalculation” means the procedure by which the Exchange Values in respect of certain Interests shall be recalculated and pursuant to which additional Units may be issued to Limited Partners pursuant to the provisions of Section 4.4(a) hereof.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees, if applicable) entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any other lawful action of Limited Partners, or (b) the identity of Record Holders entitled to receive any report or distribution.
“Record Holder” means the Person in whose name a Unit is registered on the books of the Partnership, as of the opening of business on a particular business day.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 33-36919), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Securities and Exchange Commission under the Securities Act to register the offering and sale of the Units in the Exchange Offer.
“Regulations” means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
“Related Person” means any Person who is (i) an Affiliate of the Partnership, or (ii) of an Affiliate of the Partnership.
“Securities Act” means the Securities Act of 1933, as amended, and any successor to such statute.
“Simulated Basis” shall mean the adjusted basis of any oil and gas property determined for federal income tax purposes immediately following the acquisition of such property, except that if the Gross Asset Value of an oil and gas property differs from its adjusted tax basis for federal income tax purposes, the Simulated Basis of such oil and gas property shall be such Gross Asset Value.
“Simulated Depletion Allowance” shall mean a depletion allowance computed (in accordance with federal income tax principles) for each taxable year with respect to each oil and gas property using the cost method of depletion. For purposes of computing the Simulated Depletion Allowance with respect to any property, the adjusted basis of such property shall be deemed to be the Simulated Basis in such property and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 8.10 hereof in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
“Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees.

ARTICLE II
FORMATION OF LIMITED PARTNERSHIP
2.1 Formation. The General Partner and Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of each Partner shall be personal property for all purposes.
2.2 Name. The Partnership shall be designated “Everflow Eastern Partners, L.P.” Subject to all applicable laws, the business of the Partnership may be conducted under such other name or names as the General Partner shall determine to be necessary or desirable. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.
2.3 Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be located at 1013 Centre Road, P. O. Box 591, New Castle County, Wilmington, Delaware 19899, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be 585 West Main Street, Canfield, Ohio 44406, or such other location as may be hereafter determined by the General Partner as designated from time to time by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
2.4 Names and Addresses of Partners. The General Partner of the Partnership is Everflow Management Company and the business address of the General Partner is 585 West Main Street, Canfield, Ohio 44406. The General Partner may change its address at any time and from time to time. The names and business residence or mailing addresses of the Limited Partners and the date upon which each such person became a Limited Partner are as set forth from time to time in the records of the Partnership.
2.5 Term. The Partnership shall commence on the completion of filing and recording of all certificates and other instruments in respect of the formation of the Partnership required by the Delaware Act, and shall continue until December 31, 2035, unless sooner terminated as hereinafter provided in accordance with the provisions of Article X.
ARTICLE III
PARTNERSHIP BUSINESS
3.1 Purposes. The purposes for which the Partnership is organized and the powers which it may exercise, all being in furtherance of and not in limitation of the general powers conferred to limited partnerships by the laws of the State of Delaware, are to participate in the Exchange Offer, to acquire and own Oil and Gas Interests, and to develop, operate and dispose of such Oil and Gas Interests and related oil, gas and related mineral leases, properties and interests; to produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related minerals from Oil and Gas Interests; to form or cause to be formed general partnerships, joint ventures and limited partnerships, or any combination of the foregoing, to explore for, drill and/or develop Oil and Gas Properties and to offer and sell interests in such general partnerships, joint ventures and limited partnerships to Persons; otherwise to invest and engage generally in any and all phases of the oil and gas business; and to take all such actions which may be necessary, appropriate or incidental thereto as the General Partner may determine from time to time. The Partnership shall have the power and authority to incur indebtedness, to invest Partnership funds and to enter into joint ventures, partnerships and other business arrangements to achieve the purposes of the Partnership, and shall have all other rights and powers not expressly prohibited to limited partnerships under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS
4.1 Contribution and Replacement of Organizational Limited Partner. The Organizational Limited Partner has made an initial contribution to the capital of the Partnership in the amount of One Hundred Dollars ($100.00). Upon receipt of the contributions of the Limited Partners pursuant to Section 4.2, the Partnership shall repay to the Organizational Limited Partner the contribution to capital made by him, the Organizational Limited Partner shall cease to be a Partner and the General Partner, in accordance with Section 6.2, shall prepare and file any necessary amendment of the Certificate of Limited Partnership to evidence that the Organizational Limited Partner has ceased to be a Partner.
4.2 Limited Partner Contributions.
(a) Pursuant to the Exchange Offer, contributions will be made to the capital of the Partnership by Limited Partners in the form of Interests. The Partnership has authorized up to 8,000,000 Units to be issued to the Limited Partners in the Exchange Offer or to be issued as otherwise provided in this Agreement. Each person who makes such a contribution shall be admitted as a Limited Partner and shall be issued one Unit for each $10.00 of Exchange Value of the Interests contributed by him. The Exchange Value of the contributions to capital made by, and the number of Units issued to, each initial Limited Partner are set forth in the Limited Partnership Agreement. At the time of such contribution, the Partnership shall assume the liabilities attributable to the Interests as provided in the Final Prospectus. Units issued pursuant to this Section shall be deemed for all purposes of the Agreement to be issued to a Limited Partner as of the Closing Date.
(b) Upon completion of the Recalculation, the Partnership shall issue additional Units to each Limited Partner entitled thereto as a result of the Recalculation. The number of Units issued to each such Limited Partner shall be equal to the amount, if any, allocated pursuant to the Recalculation to the Interests contributed by such Limited Partner, divided by $10.00.
(c) No fractional Units shall be issued pursuant to this Section 4.2; instead each fractional Unit shall be rounded to the nearest whole Unit.
4.3 General Partner Contribution. On the Closing Date, the General Partner will contribute to the capital of the Partnership cash or Interests, which shall be valued at their Exchange Value, equal to at least one percent (1%) of the aggregate Exchange Value of all contributions made to the Partnership pursuant to Section 4.2(a) and this Section 4.3. Thereafter from time to time, the General Partner shall contribute to the capital of the Partnership cash or property (including Units) in such amounts that its Capital Contribution at all times shall be equal to at least one percent (1%) of the aggregate Capital Contribution to the Partnership by all Partners.
4.4 Issuances of Additional Units and Other Securities.
(a) Upon completion of the Recalculation, the Partnership shall issue additional Units to each Person entitled thereto as a result of the Recalculation. The number of Units issued to each such Person shall be equal to the amounts, if any, allocated to the Interests contributed by such Person pursuant to the Recalculation, divided by $10; provided, however, that in no event shall the number of additional Units to be issued pursuant to the provisions of this Section 4.4(b) exceed three percent (3%) of the total number of Units issued pursuant to the provisions of Section 4.2(a). No fractional Units shall be issued pursuant to the provisions of this Section 4.4(b); instead any fractional Units shall be rounded to the nearest whole Unit.
(b) Except as otherwise provided in this Section 4.4(b), the General Partner is authorized to issue additional Units to acquire Oil and Gas Interests (or related assets) and the General Partner shall have sole and complete discretion in determining the consideration and terms and conditions with respect to any such future issuance of Units. Any Units initially authorized pursuant to Section 4.2 but not otherwise distributed pursuant to Sections 4.2(a) and (b) may be issued in connection with the acquisition by the Partnership of Oil and Gas Interests managed or operated, directly or indirectly, by the Partnership, the General Partner, EEI or any of their Affiliates (“Related Properties”). To the extent that the Partnership proposes to use Units to acquire Oil and Gas Interests which are not Related Properties, such issuance must be approved by a Majority Vote of the Limited Partners. Upon the issuance of any Units, the General Partner (pursuant to the General Partner’s power of attorney from the Limited Partners), without the consent at the time of any Limited Partner (each Limited Partner hereby consenting to such amendment) may amend any provision of this Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record an amended Certificate of Limited Partnership and whatever other documents may be required in connection therewith, as shall be necessary or desirable to reflect the issuance of additional Units. The General Partner is also authorized to cause the issuance of any other type of security of the Partnership from time to time to Partners or other Persons on terms and conditions established in the sole and complete discretion of the General Partner; provided, however, that if such securities represent options, rights or warrants to purchase Units or are convertible into Units, then such issuance must be approved by a Majority Vote of the Limited Partners. The General Partner shall use its best efforts to do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

4.5 Additional Capital Contributions. No Limited Partner who is not also a General Partner and who does not participate in the control of the business of the Partnership shall have any personal liability whatsoever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership for the debts of the Partnership or for any of its losses.
4.6 No Preemptive Rights. No Partner shall have any preemptive, preferential or other right with respect to (a) additional capital contributions; (b) issuance or sale of Units or Limited Partnership Interests, whether unissued or held as treasury Units or Limited Partnership Interests; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership whether or not convertible into or exchangeable for or carrying or accompanied by any rights to receive, purchase or subscribe to any unissued Units or Limited Partnership Interests or any Units or Limited Partnership Interest held as treasury Units of Limited Partnership Interests; (d) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.
4.7 Capital Accounts. A separate Capital Account shall be maintained for each Partner throughout the term of the Partnership. As funded and adjusted in accordance with this Agreement, the Capital Accounts of the Partners shall as hereinafter described reflect the underlying economic arrangements of the Partners.
4.7.1 Each such Capital Account shall be credited with:
(a)
any Capital Contributions by such Partner (including cash and the Gross Asset Value of Contributed Property, net of liabilities secured by such Contributed Property which the Partnership assumes or takes subject to); and

(b)
such Partner’s allocable share of Partnership Profits and items in the nature of income and gains, including income and gains exempt from tax, which are specially allocated pursuant to Sections 5.3 or 5.4;

and shall be debited with:
(a)	any distributions of cash to such Partner by the Partnership from whatever source;
(b)
any distributions of Partnership property to such Partner to the extent of the Gross Asset Value thereof (net of any liabilities secured by such distributed property which such Partner assumes or takes subject to);

(c)	such Partner’s allocable share of Partnership losses and items in the nature of deductions or losses which are specially allocated pursuant to Sections 5.3 or 5.4;
(d)	such Partner’s distributive share of any expenditures described in Section 705(a)(2)(B) of the Code; and
(e)
such Partner’s distributive share of any expenditures described in Section 709(a) of the Code which are not deducted or amortized in accordance with Section 709(b) of the Code and which have not otherwise been debited hereinabove.

4.7.2 In the event that (i) Partnership property is distributed other than pursuant to the liquidation and dissolution of the Partnership, or (ii) an additional Partnership Interest is acquired by any new or existing Partner in exchange for more than a de minimis Capital Contribution, or (iii) the Partnership or a Partner’s Partnership Interest is liquidated within the meaning of Regulations §1.704-1(b)(2)(ii)(g), the Capital Accounts of the Partners shall be charged or credited with their respective distributive shares of the unrealized income, gain, loss and deduction inherent in such property (and not previously reflected in the Partners’ Capital Accounts) as would have been recognized by the Partnership and allocated to each of the Partners had such property been disposed of by taxable disposition for the fair market value thereof on the date of such distribution. For purposes of this Section 4.7.2, the fair market value of any contributed or distributed property shall be determined in accordance with Section 9.2 hereof.
4.7.3 The Partnership, solely for purposes of adjusting the Partners’ Capital Accounts, will compute Simulated Depletion Allowances and simulated gain or loss on depletable Partnership property at the Partnership level.
4.7.4 Upon a transfer of all or part of a Partner’s Partnership Interest, the Capital Account of the transferor Partner that is attributable to the transferred Partnership Interest shall carry over to the transferee thereof.
4.7.5 The determination and maintenance of the Partners’ Capital Accounts, and any adjustments thereto, shall be made in a manner consistent with tax accounting and other principles set forth in Sections 704(b) and 704(c) of the Code and applicable Regulations thereunder, as finally determined for federal income tax purposes.
4.7.6 If, upon liquidation of the Partnership or the General Partner’s Partnership Interest in accordance with the provisions of Regulations 1.704-1(b)(2)(ii)(g), the General Partner should have a deficit balance in its Capital Account as determined under this Section 4.8, then the General Partner shall contribute in cash to the capital of the Partnership within ninety (90) days after the date of liquidation an amount equal to such deficit. No Limited Partner shall be obligated to restore any deficit in its Capital Account.
4.8 Limited Partner Liability. Anything in this Agreement or elsewhere to the contrary notwithstanding, the personal liability of each of the Limited Partners arising out of or in any manner relating to the Partnership shall be limited to and shall not exceed the amount of the initial (and subsequent, if any) Capital Contributions of such Limited Partner to the Partnership.
4.9 Return of Contributions. Except as otherwise provided in this Agreement, no interest shall accrue or be paid on the Capital Contributions made by any Partner. The General Partner shall not be personally liable for the return of the Capital Contributions of any Limited Partner, nor for the return of any Partnership assets; provided, however, that the foregoing shall not limit or restrict the General Partner’s obligations to restore deficits in its Capital Account as provided in Section 4.7.6. No Partner shall have the right to withdraw or be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement. It is the intent of the Partners that, unless expressly stated otherwise in a written notice to all the Partners by the Partnership, no distribution (or any part of any distribution) made to any Partner pursuant to this Agreement shall be deemed a return or withdrawal of its Capital Contribution, even if such distribution represents (in whole or in part) a distribution of depreciation or any other non-cash item accounted for as a loss or deduction from or offset to income. The distribution to a Partner, whether or not deemed to be a return of capital, shall be deemed to be compromised within the meaning of Section 17-502(b) of the Delaware Act. Except as expressly required under applicable law, any Limited Partner receiving a distribution shall not be required to return any such distribution to the Partnership or any creditor of the Partnership.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS
5.1 Profits. Except as provided in Sections 5.3, 5.4 and 5.5(b), Profits for any fiscal year shall be allocated in the following order and priority:
(a) First, Profits shall be allocated to the General Partner until the cumulative Profits allocated pursuant to this Section 5.1(a) are equal to the cumulative Losses allocated to the General Partner pursuant to Section 5.2(b) for all prior periods.
(b) The balance, if any, of Profits shall be allocated among the General Partner and the Limited Partners in proportion to their respective Capital Contributions.
5.2 Losses. Except as provided in Section 5.4, Losses for any fiscal year shall be allocated in the following order and priority:
(a) Except as provided in Section 5.2(b), all Losses shall be allocated among the General Partner and the Limited Partners in proportion to their respective Capital Contributions.
(b) The Losses allocated pursuant to Section 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner who is not also a General Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Limited Partners who are not also General Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2(a), the limitation set forth in this Section 5.2(b) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Loss to each Limited Partner who is not also a General Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 5.2(b) shall be allocated to the General Partner.
5.3 Special Allocations.
(a) Except as provided in Section 5.3(d), in the event any Limited Partner who is not also a General Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations which create or increase an Adjusted Capital Account Deficit for such Limited Partner, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account Deficit of such Limited Partner as quickly as possible. This Section 5.3(a) is intended to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(b) In the event the adjusted tax basis of any Code Section 38 property that has been placed in service by the Partnership is increased pursuant to Code Section 48(q), such increase shall be specially allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners.
(c) Except as provided in Section 5.3(d), in the event any Limited Partner who is not also a General Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible.
(d) Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Limited Partner who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This allocation shall be made prior to any other allocations for such year. The items to be so allocated shall be determined in accordance with Section 1.704-1(b)(4)(iv)(e) of the Regulations. This Section 5.3(d) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

(e) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
(f) Any reduction in the adjusted tax basis (or cost) of Partnership Code Section 38 property pursuant to Code Section 48(q) shall be specially allocated among the Partners (as an item in the nature of expenses or losses) in the same proportions as the basis (or cost) of such property is allocated pursuant to Regulations Section 1.46-3(f)(2)(i).
(g) Nonrecourse Deductions for any fiscal year or other period shall be allocated among the General Partner and the Limited Partners in proportion to their respective Capital Contributions.
5.4 Curative Allocations. The allocations set forth in Sections 5.2(b) (last sentence), 5.3(a), 5.3(c), 5.3(d), 5.3(e) and 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b). The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of Profits, Losses, net income or net losses among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions are intended to be divided among the Partners pursuant to this Article V. In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses, net income and net losses among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each Partner is zero. However, the General Partner shall have discretion to accomplish this result in any reasonable manner.
5.5 Other Allocation Rules.
(a) The basis (or cost) of any Partnership Code Section 38 property shall be allocated among the Partners in accordance with Regulations Section 1.46-3(f)(2)(i). All tax credits (other than the investment tax credit) shall be allocated among the Partners in accordance with applicable law.
(b) In the event Partnership Code Section 38 property is disposed of during any taxable year, Profits for such taxable year (and, to the extent such Profits are insufficient, Profits for subsequent taxable years) in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to Code Section 48(q), over (ii) any increase in the adjusted tax basis of such property pursuant to Code Section 48(q) caused by the disposition of such property, shall be excluded from the Profits allocated pursuant to Section 5.1 and shall instead be allocated among the Partners in proportion to their respective shares of such excess, determined pursuant to Sections 5.3(b) and 5.3(f). In the event more than one item of such property is disposed of by the Partnership, the foregoing sentence shall apply to such items in the order in which they are disposed of by the Partnership, so that Profits equal to the entire amount of such excess with respect to the first such property disposed of shall be allocated prior to any allocations with respect to the second such property disposed of, and so forth.
(c) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.
(d) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

5.6 Tax Allocations: Code Section 704(c).
(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Contributed Property shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.
(b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (2) of the definition of “Gross Asset Value” under Article I hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
(c) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
5.7 Initial Quarterly Distributions. For the Initial Quarters, the Partnership shall make quarterly cash distributions of $.125 per Unit ($.50 per Unit on an annualized basis). The Initial Distributions shall be made within forty-five (45) days following the end of an Initial Quarter and shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date.
5.8 Requirement and Characterization of Distributions. With respect to calendar quarters after the Initial Quarters, within forty-five (45) days following the end of each such calendar quarter an amount equal to at least eighty percent (80%) of Net Available Cash with respect to such quarter (or period) shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date.
ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS
6.1 Management. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the properties, business and affairs of the Partnership and to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate thereto. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General partner, and no Limited Partner shall have any right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership or in the General Partner’s own name, including, without limitation, (i) the determination of the Oil and Gas Interests in which the Partnership will participate; (ii) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations it deems necessary or advisable for the conduct of the activities of the Partnership; (iii) the acquisition, disposition (subject to any prior approval of Limited Partners which may be required by Section 10.4.5), mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership; (iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any Partnership purpose on any terms it sees fit, including, without limitation, the financing of the conduct of the drilling activities and other operations of the Partnership, the lending of funds to other Persons, the repayment of obligations of the Partnership, the conduct of additional Partnership operations, and the purchase of Oil and Gas Interests; (v) the negotiation and execution on terms deemed desirable to the Partnership in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership’s operations or the implementation of its powers under this Agreement; (vi) the distribution of Partnership cash; (vii) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the making of all decisions concerning the desirability of payment, and the payment or supervision of payment, of all delay rentals, shut-in royalty payments and similar payments; (ix) the maintenance of such insurance for the benefit of the Partnership as it deems necessary; (x) the formation of any limited or general partnerships, joint ventures or other relationships that it deems desirable, and the contribution to such partnerships or ventures of assets and properties of the Partnership; (xi) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation; (xii) the purchase or other acquisition of Interests at such times and on such terms as it deems to be in the best interests of the Partnership; and (xiii) the purchase, sale or other acquisition or disposition of Units at such times and on such terms as it deems to be in the best interests of the Partnership.
6.1.1 Each of the Partners hereby agrees that the General Partner is authorized to execute, deliver and perform, and approves, ratifies and confirms the execution, delivery and performance of the agreements, acts, transactions and matters described in this Agreement and the Final Prospectus on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership, notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation. The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.
6.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall cause to be filed such amendments thereto and other certificates or documents (including, without limitation, copies of this Agreement) as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation or qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner shall file amendments to and/or restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of the State of Delaware and any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may in its discretion omit from the Certificate of Limited Partnership and from any other certificates, instruments or documents filed in any other state to qualify the Partnership to do business therein, and from all amendments thereto and restatements thereof, the names and addresses of the Limited Partners and information relating to the Capital Contributions and shares of profits and compensation of the Partners, or state such information in the aggregate rather than with respect to each individual Partner. The General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto or restatement thereof or any certificates or other instruments evidencing Units or a Limited Partner’s Partnership Interest to any Limited Partner.

6.3 Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. Each Limited Partner and Assignee hereby waives any and all defenses or other remedies that may be available against any such lender, purchaser or other Person to contest, negate or disaffirm any action of the General Partner in connection with any such sale or financing. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, and each such Person shall be entitled to rely on the assumptions that the Partnership has been duly formed and is validly in existence and that the Commencement Date shall have occurred. In no event shall any such Person be obligated to inquire into the necessity or expedience of any act or action of the General partner or the General Partner’s representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.
6.4 Limitations on Power of General Partner. The General Partner and its Affiliates shall have no authority or power to:
(a)	do any act in contravention of this Agreement;
(b)	do any act which would make it impossible to carry on the ordinary business of the Partnership;
(c)	possess Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose;
(d)
take any action with respect to the assets or property of the Partnership which does not primarily benefit the Partnership, including, among other things: (i) the utilization of Partnership funds as compensating balances for its own benefit; (ii) the commitment of future production; or (iii) the commingling of Partnership funds with the funds of any other person or entity;

(e)	borrow any money, funds or other assets of the Partnership from the Partnership;

(f)	make any advance payments to the General Partner or its Affiliates; and

(g)
take any action with respect to marketing arrangements or other relationships affecting Partnership property which does not primarily benefit the Partnership, including the commitment of future production.

6.5 Loans from the General Partner. The General Partner or any of its Affiliates may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided that (i) interest on such indebtedness shall not exceed (A) the actual interest cost (including points or other financing charges or fees, if any) that the lending General Partner or Affiliate is required to pay on funds borrowed by it, or (B) the interest rate that would be charged the Partnership by unaffiliated third parties or banks on comparable loans for the same purpose (without reference to the General Partner’s financial abilities or guarantees) and (ii) the lending General Partner or Affiliate shall not receive points or other financing charges regardless of the amount. The Partnership shall reimburse the General Partner or Affiliate in connection with the borrowing of funds obtained by the lending General Partner or Affiliate from an unaffiliated third party and loaned to the Partnership.

6.6 Duties of General Partner. The General Partner shall manage or cause to be managed the affairs of the Partnership in a prudent and businesslike manner and shall devote such part of its time to the Partnership affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that the General Partner shall not be required to devote its entire time or attention to the business of the Partnership nor shall it be restricted in any manner from participating in other businesses or activities, despite the fact that the same may be competitive with the business of the Partnership.
In carrying out its obligations, the General Partner shall:
(a)
as soon as practicable, but in no event later than sixty (60) days, after the close of each fiscal quarter, except the last fiscal quarter of each Partnership Year, furnish to each Limited Partner and each Assignee of Record on the closing date of such quarter a quarterly report for the fiscal quarter containing such financial and other information as the General Partner deems appropriate;

(b)	furnish to the Limited Partners, within seventy-five (75) days after the end of each fiscal year, a report containing such information as is pertinent for tax purposes;
(c)
furnish to the Partners an annual report within one hundred twenty (120) days after the end of each fiscal year of the Partnership, containing the following information: financial statements, a balance sheet, a statement of operations, a statement of Partners’ equity and a statement of cash flows, and report of an independent certified public accountant stating that he has made an examination in accordance with generally accepted auditing standards of such financial statements;

(d)
furnish to the Limited Partners annually, within one hundred twenty (120) days after the end of each fiscal year, a report prepared by a qualified independent petroleum consultant setting forth a computation of the total oil and gas reserves of the Partnership; such report shall be accompanied by a report setting forth the dollar value thereof at then existing prices and of each Limited Partner’s interest in such reserve value, which report shall include an estimate of the time required for the extraction of such reserves and the present worth of such reserves, with a statement that because of the time period required to extract such reserves the present value of reserves to be obtained in the future is less than if immediately available; and

(e)
maintain and preserve during the term of the Partnership and for six (6) years thereafter all accounts, books, and other relevant Partnership documents. Notwithstanding the foregoing, the General Partner may keep logs, well reports and other drilling data confidential for a reasonable period of time.

6.7 Indemnification and Liability. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates which perform services on behalf of the Partnership from any loss, liability or damage incurred by them while acting within the scope of the authority of the General Partner and shall be held harmless by the Partnership so long as the following conditions are met:
(a)	the General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership; and
(b)	the General Partner and its Affiliates were acting on behalf of or performing services for the Partnership; and
(c)	such liability or loss was not the result of negligence or misconduct by the General Partner or its Affiliates; and
(d)	payments arising from such indemnification or agreement to hold harmless are recoverable only out of Partnership assets.

6.7.1 Notwithstanding the above, the General Partner and its Affiliates which perform services on behalf of the Partnership and any person acting as a broker-dealer in conjunction with the offer or sale of Units shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal and state securities laws unless (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the position of any state securities regulatory authority in which Units were offered or sold as to indemnification for violations of securities laws. Provided, however, the court need only be advised of the positions of the securities regulatory authorities of those states (i) which are specifically set forth in this Agreement and (ii) in which plaintiffs claim they were offered or sold Units.
6.7.2 Advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against them for which indemnification is being sought is permissible if the Partnership has adequate funds available and the following three conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership; and (b) the legal action is initiated by a third party who is not a Partner of the Partnership, or the legal action is initiated by a Partner and a court of competent jurisdiction specifically approves such advancement; and (c) the General Partner or its Affiliate undertake to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which they would not be entitled to indemnification.
6.7.3 The Partnership shall not incur the cost of that portion of liability insurance which insures any party against any liability the indemnification of which is hereby prohibited; provided, however, that this prohibition shall not preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as is customary in the oil and gas industry.
6.8 Right of General Partner to Pledge Its Interest. The General Partner shall have the authority to cause the Partnership to pledge, mortgage or otherwise encumber an undivided percentage interest in the Partnership’s assets (provided that the percentage interest pledged, mortgaged or otherwise encumbered does not exceed the General Partner’s beneficial interest in the Partnership based upon its Percentage Interest in revenues as provided in Section 5.1 hereof) to secure borrowings by the General Partner for its purposes. All repayments of any such borrowings (including costs, interests or other charges) will be solely the obligations of the General Partner, and in no event shall such repayments, costs, interest or other charges be charged to the Partnership, or any of the Limited Partners. The terms of any such mortgage, pledge or encumbrance shall specifically provide, however, that the mortgagee shall not be able to require or cause a sale of any such Partnership property and that if any Partnership property subject thereto shall be sold or otherwise disposed of for value by the Partnership, and the borrowings secured by such pledge, mortgage or encumbrance shall be repaid in full prior to or in connection with such sale or disposition, the General Partner’s interest therein shall be released from such mortgage, pledge or encumbrance if such release is a condition of such sale or disposition.
6.9 Outside Activities. The General Partner, any Related Person of the General Partner and any director, officer, partner or employee of the General Partner or any Related Person of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in Oil and Gas Activities and in any other businesses and activities, including business interests and activities in direct competition with the Partnership for their own accounts and for the accounts of others, and may own interests in the same properties as those in which the Partnership owns an interest, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership, Partner or Assignee, and no other provision of this Agreement shall be deemed to prohibit the General Partner, or any such Person from conducting such other businesses and activities. To the extent that the General Partner engages in Oil and Gas Activities for its own account or on behalf of the other partnerships for which it serves as general partner or manager, it will take reasonable steps to maintain current records sufficient to identify such activities as separate from those of the Partnership. Neither the Partnership nor any of the Partners or Assignees shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business venture of the General Partner, any Related Person of the General Partner or any director, officer, partner or employee of the General Partner or a Related Person of the General Partner. The General Partner and any Related Person of the General Partner may acquire Units, in addition to those acquired by any of such Persons on the Commencement Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units. Notwithstanding anything to the contrary in the foregoing, in conducting any of such activities the General Partner shall not be relieved of its fiduciary duty to the Partnership or the Limited Partners.

6.10 Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designed by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner, which funds of the Partnership and other Persons are also deposited, provided that at all times books of account are maintained which show the amount of funds of the Partnership on deposit in such account and interest accrued with respect to such funds as credited to the Partnership. All withdrawals from or charges against such accounts shall be made by the General Partner, or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.
6.11 Expenses. All costs and expenses incurred by or on behalf of the Partnership, whether by the General Partner and/or EMC, shall be expenses of the Partnership and shall be paid by the Partnership.
6.12 Further Limitations and Restrictions. The powers and authorities granted the General Partner over the conduct of the affairs of the Partnership shall be subject to the following limitations and restrictions:
(a)
Sales and Purchases. Neither the General Partner nor any Affiliate of the General Partner shall sell, transfer or convey any Lease or other property to, or purchase any Lease or other property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership and then subject to the following conditions:

(i)
In the case of a sale, transfer or conveyance to the Partnership of a Lease or other property (other than oil, gas or liquid production) by the General Partner, or an Affiliate of the General Partner, who has held such Lease or other property for twelve months or less prior to such transfer, the Lease or other property shall be sold, transferred or conveyed to the Partnership at a price that is equal to the lower of the cost of such Lease or other property to such General Partner or Affiliate or the fair market value of such Lease or other property as determined by the General Partner using such reasonable methods of valuation as it deems appropriate.

(ii)
In the case of a sale, transfer or conveyance to the Partnership of a Lease or other property (other than oil, gas or liquid production) by the General Partner, or an Affiliate of the General Partner, who has held such Lease or other property for more than twelve months, the Lease or other property shall be sold, transferred or conveyed to the Partnership at a price that is equal to the fair market value of such Lease or other property as determined by the General Partner using such reasonable methods of valuation as it deems appropriate.

(iii)
In the case of a sale, transfer or conveyance by the Partnership to the General Partner or any of its Affiliates of a Lease or other property (other than oil, gas or liquid production) that has been held by the Partnership for twelve months or less, the Lease or other property shall be sold, transferred or conveyed to such General Partner or Affiliate at a price that is equal to the higher of the cost of such Lease or other property to the Partnership or the fair market value of such Lease or other property as determined by the General Partner using such reasonable methods of valuation as it deems appropriate.

(iv)
In the case of a sale, transfer or conveyance by the Partnership to the General Partner or any of its Affiliates of a Lease or other property (other than oil, gas or liquid production) that has been held by the Partnership for more than twelve months, the Lease or other property shall be sold, transferred or conveyed to such General Partner or Affiliate at a price that is equal to the fair market value of such Lease or other property as determined by the General Partner using such reasonable methods of valuation as it deems appropriate.

In the case of a sale, transfer or conveyance to the Partnership of an Oil and Gas Interest by the General Partner or an Affiliate of the General Partner, such General Partner or Affiliate shall not retain any overriding royalty interest or other burden.
(b)
Farm Outs. The Partnership’s Leases may not be Farmed Out unless the General Partner, exercising the standard of a prudent operator, determines that (i) the Partnership lacks sufficient funds to drill on the Leases and cannot obtain suitable financing for such drilling, (ii) the Leases have been downgraded by events occurring after assignment to the Partnership to the point that drilling would no longer be desirable to the Partnership, (iii) drilling on the Leases would result in an excessive concentration of Partnership funds in one location creating in the opinion of the General Partner undue risk to the Partnership or (iv) the best interest of the Partnership would be served by the Farm Out. The Partnership shall not enter into any Farm Out agreement with the General Partner or any of its Affiliates unless the General Partner, exercising the standard of a prudent operator, determines that such agreement is in the best interests of the Partnership and the terms of such agreement are consistent with, and in any case no less favorable than, those used in that geographic area for similar arrangements.

(c)
Equipment, Supplies and Services. Neither the General Partner nor any Affiliate of the General Partner shall render to the Partnership any oil field, equipage or other services nor sell or lease to the Partnership any equipment or supplies unless:

(i)
Such entity is engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering such services or selling or leasing such equipment and supplies to a substantial extent to other persons in the industry in addition to programs in which the General Partner or any Affiliates of the General Partner have an interest; and

(ii)
The compensation, price or rental therefore is competitive with the compensation, price or rental of other persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership.

If such entity is not engaged in the business as required by Section 6.12(c)(i) above, then such compensation, price or rental shall be the cost of such services, equipment or supplies to such entity, or the competitive rate which could be obtained in the area, whichever is less.

6.13 Options to Acquire Repurchased Units. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority to grant options to acquire a portion of the Units repurchased by the Partnership in any year to certain of its (or its affiliates) officers and employees. These grants will be made simultaneous with the expiration of the annual Repurchase Offer and the options must be exercised within three (3) business days of the grant. The optionees will exercise the options by delivering written notice to the Partnership and paying the option purchase prices, which shall be the price equal to the cash purchase price paid by the Partnership to repurchase Units from the Unitholders as provided in Section 11.4 of this Agreement. No optionee may transfer or assign the option granted to him prior to exercise. Any optionee acquiring Units shall be admitted as a Limited Partner in accordance with the provisions of Article VIII (including Section 8.6) hereof.
ARTICLE VII
RIGHTS AND PROHIBITIONS OF LIMITED PARTNERS
7.1 Rights of Limited Partners.
(a) In addition to any other rights specifically set forth herein, Limited Partners shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Partnership, and the Partnership may engage Limited Partners or persons or firms associated with them for specific purposes and may otherwise deal with such Limited Partners on terms and for compensation to be agreed upon by any such Limited Partners and the Partnership.
(b) Each Limited Partner shall be entitled to (i) have the Partnership’s books kept at the principal place of business of the Partnership and at all times, after the receipt of adequate notice and during reasonable business hours, inspect and copy any of them; (ii) have lists of all of the Limited Partners kept at the principal place of business of the Partnership, and at all times, during reasonable business hours, inspect and copy such lists or, upon request either in person or by mail, to receive a copy of such lists for the costs of reproduction and mailing; (iii) have on demand true and full information of all matters affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (iv) have dissolution and winding up of the Partnership as provided by this Agreement; and (v) have such additional rights as are elsewhere provided in this Agreement.
7.2 Prohibitions with Respect to Limited Partners. No Limited Partner shall have the right:
(a)
other than as set forth specifically herein, to take part in the management and control of the Partnership or to sign on behalf of or otherwise bind the Partnership, such power being vested solely in the General Partner;

(b)
to have his Capital Contribution repaid except to the extent provided in this Agreement, to demand property other than cash in payment of his Capital Contribution or to receive interest on his Capital Contribution;

(c)
to require partition of Partnership property or to compel any sale or appraisement of Partnership assets, or sale of a deceased Partner’s interest therein, notwithstanding any provisions of law to the contrary; or

(d)	to sell or assign his interest in the Partnership or to constitute the vendee or assignee thereunder a substituted limited partner, as the case may be, except as provided in Article IX hereof.

ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS
8.1 Transfer of Interests.
(a) The term “transfer,” when used in this Article with respect to a Partnership Interest or Unit, shall be deemed to refer to a transaction by which a holder of a Partnership Interest or Unit assigns such Partnership Interest or Unit to another person, and includes a sale, assignment, gift, pledge, hypothecation, mortgage, exchange or any other disposition, whether by merger, consolidation or otherwise.
(b) No Partner may transfer all or any portion of his interest in the Partnership, except as specifically provided in this Article VIII. Furthermore, no transfer of any such interest shall constitute the assignee a substitute limited partner, except as specifically provided in this Article VIII.
8.2 Requirements of Transfer. No transfer by a Partner may be made if the Partnership interests sought to be transferred, when added to the total of all other Partners’ interests transferred within the period of twelve (12) months prior thereto, would result in the termination of the Partnership under Section 708 of the Code, or any successor section thereto. No Partnership Interests, Units or any portion thereof shall be transferred or assignable in a secondary market or the substantial equivalent of a secondary market (as that term is defined in Section 7704 of the Code) and the General Partner shall be authorized and empowered to refuse to recognize any purported transfer of Partnership Interests or Units (or any portion thereof) which, considered together with all other transfers of Interests in such taxable year, would cause the “Five Percent Safe Harbor” set forth in Section II.C.1. of Notice 88-75, 1988-2 C.B. 386 (or any comparable successor safe harbor adopted from time to time under Section 7704 of the Code), not to be satisfied. Notwithstanding the other provisions of this Article VIII, no transfer of any Partnership Interest or Unit shall be made if such transfer (i) would violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (ii) would result in the taxation of the Partnership as a corporation or as an association taxable as a corporation for federal income tax purposes or (iii) would affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act.
8.3 General Partner.
(a) The General Partner Interest may be transferred, in whole or in part, only as hereinafter provided in this Section 8.3, except where (i) such transfer is by reason of a consolidation of the transferor General Partner with a corporation or entity or a transfer of all or substantially all of the assets of the transferor General Partner to another Person or (ii) such transfer is to a Person or Persons controlling, controlled by or under common control with the transferor General Partner, in any of which events, the surviving corporation or the transferee, as the case may be, shall become the General Partner of the Partnership and shall succeed to and enjoy the rights and privileges and bear the obligations and burdens of the transferor General Partner. Each Limited Partner hereby irrevocably grants his consent to a transfer by the General Partner of all or part of its General Partner Interest to the extent permitted by the preceding sentence and, upon such transfer, the transferor General Partner shall be released from its obligations under this Agreement. Notwithstanding the foregoing, no transfer of the General Partner Interest shall be effective if it would result in a termination of the Partnership as described in Section 8.2 hereof or if it would have a material adverse affect on the Limited Partners.
(b) Except as provided in Section 8.3(a), the General Partner may not transfer its General Partner Interest.
8.4 Death, Etc. of Partners. The death, incompetency or bankruptcy of a Limited Partner shall not dissolve or terminate the Partnership. Upon the death, incompetency or bankruptcy of such a Partner, his executor, administrator or representative shall have the same rights that such Partner would have had under this Agreement had he not died or become bankrupt or incompetent, and the requirements of Sections 8.2, 8.5 and 8.8 shall not be applicable. The successor in interest of such Partner shall be admitted as a substituted limited partner, however, only after the conditions of Section 8.6 have been met.

8.5 Assignment by Partners. A Limited Partner may transfer any of his Limited Partnership Interest subject to the conditions set forth in Sections 8.2, 8.7 and 8.8. The assignee of such Partner shall be admitted as a substituted limited partner, as the case may be, however, only after the conditions of Section 8.6 have been met.
8.6 Substituted Limited Partner. The assignee or successor in interest of a Limited Partner may become a substituted limited partner, as the case may be, only when:
(a)	the General Partner shall have consented thereto, and such consent may be withheld by the General Partner in its sole discretion;
(b)
the assignee shall have expressed his intention to become a substituted limited partner and his acceptance and adoption of all of the terms and provisions of this Agreement and any amendments hereto (including, without limitation, the restrictions imposed under this Article VIII) by becoming a party to this Agreement by executing a Substitute Limited Partner Counterpart Signature Page;

(c)	such certificates or instruments as are required by law shall have been executed and filed; and
(d)	the assignor or the assignee shall have paid or obligated himself to pay all reasonable expenses (as the General Partner may determine) connected with such admission or substitution.
If such an assignee or successor is not admitted as a substituted limited partner, such transferee shall be an Assignee, with the rights granted to an Assignee pursuant to this Agreement. A transferor shall only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer and Assignment Form, however, (i) the right to negotiate such Unit to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including any Person, such as a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, acquiring such Unit for the account of another Person) shall apply to become a Substituted Limited Partner with respect to Units transferred to such Person by executing and delivering a Transfer and Assignment Form at the time of such transfer. A Record Holder of a Unit shall be an Assignee at and from the close of business on the business day on which a properly executed Transfer and Assignment Form is received by the Partnership until the date such Record Holder is admitted to the Partnership as a Substituted Limited Partner, with the rights granted to an Assignee pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, a Non-Eligible Assignee shall not be entitled to admission as a Substituted Limited Partner nor to the rights of an Assignee. The admission of an Assignee as a Substituted Limited partner shall be effected without the consent of any of the Partners other than the General Partner. Each Limited Partner hereby agrees that consent of the General partner constitutes his consent under this provision.
8.7 Restrictions on Substituted Limited Partners. A Limited Partner’s interest in the Partnership or any portion thereof shall not be transferred to any person who is insane, incompetent or has not attained the age of majority, or to a person or entity not lawfully empowered to own such interest, and any transfer directly to a person or entity under such disability may be disregarded by the Partnership, in its discretion; provided, however, that such a Partner may transfer his interest free of any restrictions and conditions imposed by this Section 8.7 to a trust for the benefit of his spouse and/or issue or to a custodianship for his minor issue, notwithstanding the legal disability of such beneficiaries.
8.8 Effectiveness of Assignment. No transfer of the interest of any Partner shall be effective with respect to the Partnership unless and until (i) a written instrument of transfer in a form satisfactory to the General Partner has been executed and filed with the Partnership; and (ii) payment is made to the Partnership of its reasonable expenses in connection with such transfer.

8.9 Admission of Initial Limited Partners. On the Closing Date and from time to time thereafter, the General Partner shall admit to the Partnership those Limited Partners who have signed and delivered to the Partnership a Transfer and Assignment Form. Each such party shall execute a counterpart of this Agreement (either individually or by its attorney or agent) and thereby agree to be bound by the terms hereof as a Limited Partner.
8.10 Admission of Additional Partners.
(a) Upon the consent of the General Partner, a Person (other than an Initial Limited Partner or a General Partner making a Capital Contribution pursuant to Section 4.2 or Section 4.3) who makes a Capital Contribution to the Partnership shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (i) acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 14.14, (ii) an Eligibility Certification, and (iii) such other documents or instruments as may be required to effect his admission as a Limited Partner, and such admission shall become effective on the date that such conditions have been satisfied and such Additional Limited Partner is reflected as a Limited Partner on the books and records of the Partnership.
(b) Upon the consent of the General Partner, a person who makes a Capital Contribution to the Partnership may be admitted to the Partnership as an Additional General Partner. In such event this Agreement will be amended to establish the rights and duties of such Additional General Partner. Each Limited Partner hereby agrees that consent of the General Partner constitutes his consent under these provisions.
8.11 Admission of Successor General Partner. A successor General Partner selected pursuant to Section 9.1 or the transferee of or successor to all of the General Partner’s Partnership Interest as General Partner pursuant to Section 8.3(a) shall be admitted to the Partnership as the General Partner, effective as of the date of the removal of the predecessor General Partner or the date of such transfer of such predecessor’s Partnership Interest as General Partner. To the extent required by the laws of any jurisdiction to which the Partnership or the Partnership Agreement is subject, the Partners unanimously consent to the admission of such successor General Partner pursuant to this Section 8.11.
8.12 Special Transfer Restrictions. Certain Persons who are members or who were general partners of the General Partner (Joseph W. Baschnagel, Thomas L. Korner, David T. Matak, William A. Siskovic and Susan C. Weber) (the “Bonus Participants”) have received shares of EEI common stock pursuant to a bonus arrangement authorized by EEI’s Board of Directors on August 15, 1990 (the “Stock Bonus Shares”). Such Stock Bonus Shares are non-transferable but may and will be exchanged for Units pursuant to the Exchange Offer. The Units received by the Bonus Participants in exchange for their Stock Bonus Shares (the “Restricted Units”) shall be treated as all other Units for any purpose under this Agreement except that (i) such Restricted Units may not be tendered to the Partnership pursuant to Section 11.1 and (ii) such Restricted Units may not be transferred (within the meaning of Section 8.1(a) hereof) during the term of this Agreement.
8.13 Amendment of Agreement and of Certificate of Limited Partnership. In connection with the admission to the Partnership of any successor General partner, any Additional General Partner or any Limited Partner, the General Partner shall take all steps necessary and appropriate to prepare and record or file any amendment or restatement of this Agreement, the Certificate of Limited Partnership or any similar document that may be required with respect to such admission, and may for this purpose exercise the power of attorney granted pursuant to Section 14.14.

ARTICLE IX
WITHDRAWAL OR REMOVAL OF PARTNERS
9.1 Withdrawal or Removal of General Partner.
(a) Everflow Management Company covenants and agrees that it shall continue to act as General Partner of the Partnership and shall not voluntarily withdraw as General Partner.
(b) The General Partner may be removed upon a Majority Vote of the Limited Partners. Such removal shall be effective upon the admission of the successor General Partner pursuant to this Article IX. Any such action by the Limited Partners for removal of the General Partner must also provide for the election of a new General Partner. The right of the Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that the removal of the General Partner and the selection of a successor General Partner will not result in (i) the loss of limited liability of any Limited Partner (other than the successor General Partner) or (ii) the treatment of the Partnership as an association taxable as a corporation for federal income tax purposes.
(c) If, under the laws of any jurisdiction to which the Partnership or the Partnership Agreement is subject, the withdrawal or removal of the General Partner pursuant to Section 9.1 results in the Partnership being dissolved, then the Partnership shall be deemed dissolved and reconstituted. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners unanimously consent to the continuation and/or reconstitution of the Partnership pursuant to this Section 9.1(c).
9.2 Interest of Departing Partner and Successor.
(a) If (i) the General Partner involuntarily withdraws or (ii) the General Partner is removed by the Limited Partners, its successor or the Partnership shall have the option to purchase the Departing Partner’s General Partner Interest as the General Partner for an amount in cash equal to the fair market value of the Departing Partner’s General Partner Interest as General Partner, such amount to be determined and payable as of the effective date of its departure. If the option is exercised, the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as the General Partner and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in Article V hereof.
For purposes of this Section 9.2(a), the fair market value of the Departing Partner’s General Partner Interest as the General Partner herein shall be determined by agreement between the Departing Partner and its successor or, failing agreement within thirty (30) days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within forty-five (45) days after the effective date of such departure, then such firm shall be designated by the independent investment banking firm or other independent expert selected by each of the Departing Partner and its successor. In making its determination, such independent investment banking firm or other independent expert shall take into account appropriate discount factors in light of the risk of recovery of oil and gas reserves, and, in any event, will utilize a risk factor discount no less than that utilized in the most recent offer extended pursuant to Section 11.1 hereof.
(b) If the Departing Partner’s General Partner Interest is not acquired in the manner set forth in Section 9.2(a) hereof, the Departing Partner shall become a Limited Partner and its Interest as a General Partner shall be converted into Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 9.2(a) hereof, without reduction in such Partner Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner.

(c) If the option described in Section 9.2(a) hereof is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution, shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner. In such event, each successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Partnership Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be 1.0%, and that of the Unitholders shall be 99%.
(d) The method of payment for such Interest must be fair and must protect the solvency and liquidity of the Partnership. The method of payment in the event of a purchase by the Partnership will be deemed presumptively fair where it provides for an interest bearing promissory note coming due in no less than five years with equal installments each year.
ARTICLE X
AMENDMENT OF AGREEMENT; MEETINGS; RECORD DATE; CONSENTS
10.1 Amendments to be Adopted Solely by General Partner. The General Partner (pursuant to the General Partner’s powers of attorney from the Limited Partners and Assignees), without the consent of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)	a change in (i) the name of the Partnership, (ii) the registered office or registered agent of the Partnership, or (iii) the location of the United States office of the Partnership;
(b)	admission, substitution or termination of Partners in accordance with this Agreement;
(c)
a change that the General Partner has determined is reasonable and necessary or appropriate to qualify or reform or continue the qualification or reformation of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(d)
a change (i) that the General Partner has determined does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (iii) that is required or contemplated by this Agreement;

(e)
an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective partners, employees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(f)
a change in any provision of this Agreement that requires any action to be taken by any Limited Partner or Assignee pursuant to the requirements of the Delaware Act if the Delaware Act is amended or modified so that the taking of such action is no longer required; or

(g)
an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with (i) the authorization for issuance or issuance of any Units pursuant to and in accordance with the provisions of Section 4.4.

10.2 Amendment Procedures. Except as provided in Section 10.1 and 10.3, all amendments to this Agreement shall be in accordance with the following requirements. Amendments of this Agreement may be proposed only by the General Partner or by holders of at least ten percent (10%) of the Percentage Partnership Interests of the Limited Partners. If an amendment is proposed, the General Partner shall seek the written consent of the requisite Percentage Partnership Interests of the Limited partners or call a meeting of the Limited Partners to consider and vote on such proposed amendment. Except as otherwise provided in the following sentence, a proposed amendment shall be effective upon its approval by a Majority Vote of the Limited Partners unless a greater percentage is required by this Agreement. With respect to any change, modification or amendment to this Agreement which would (a) increase or extend the liability, obligations or duties of the General Partner, or the terms thereof, (b) change the contributions required of the General Partner, (c) provide for any reallocations of profits, losses or deductions or otherwise affect the General Partner’s Partnership Interest to the detriment of the General Partner, (d) establish any new priority in one or more Partners as to the return of contributions or as to profits, losses, deductions or distributions to the detriment of the General Partner, (e) change the purpose or business of the Partnership, (f) reduce or modify the terms of any compensation provided to the General Partner under this Agreement, (g) impose any additional restrictions on the General Partner, (h) in the opinion of the General Partner, adversely affect the tax status of the Partnership, or (i) otherwise change or modify the rights, duties or obligations of the General Partner under this Agreement, such change, modification or amendment shall not be effective without the written consent or approval of the General Partner. The General Partner shall notify all Partners upon final adoption of any proposed amendment.
10.3 Amendment Requirements.
(a) Notwithstanding the provisions of Sections 10.1 and 10.2, the consent of the General Partner and Limited Partners holding at least ninety-five percent (95%) of the Percentage Interests of the Limited Partners shall be required for any amendment unless the Partnership has received an Opinion of Counsel that such amendment would not result in the loss of limited liability of any Limited Partner or result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, unless such is already the case.
(b) Notwithstanding the provisions of Sections 10.1, 10.2 and 10.3(a), no provision of this Agreement which establishes a percentage of the Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect which would have the effect of reducing such voting requirement, unless such is approved by written consent or the affirmative vote of Limited Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced. This Section 10.3(b) shall only be amended with the approval by written consent or affirmative vote of Limited Partners whose aggregate Percentage Interests constitute at least ninety-five (95%) of the aggregate Percentage Interests of the Limited Partners. The voting requirements contained in Section 11.3(a) and this Section 10.3(b) shall be in addition to voting requirements imposed by law or other provisions contained herein.
10.4 Voting Rights of Limited Partners. The Limited Partners shall have the rights enumerated in the following provisions of this Section 10.4.
10.4.1 At a meeting called for the purpose, remove the General Partner as provided in Section 9.1(b) and, upon such removal, elect a substitute general partner.
10.4.2 At a meeting called for the purpose, elect a substitute general partner in the event of the involuntary withdrawal of the General Partner from the Partnership, subject to the provisions of Article IX hereof.
10.4.3 At a meeting called for the purpose, elect to terminate the Partnership pursuant to Section 12.1(e), or elect to continue the Partnership in accordance with the last paragraph of Section 12.1.

10.4.4 At a meeting called for the purpose, amend this Agreement pursuant to Section 10.2 hereof.
10.4.5 The General Partner shall not sell all, or substantially all, of the assets of the Partnership unless, at a meeting called for the purpose, the Limited Partners authorize the sale of all, or substantially all, of the assets of the Partnership.
10.4.6 At a meeting called for the purpose, vote that any contract for services between the Partnership and the General Partner or any Affiliate of the General Partner shall be cancelled, without penalty, upon sixty (60) days’ advance written notice.
10.4.7 Unless a different percentage is expressly provided for in this Agreement, all of the foregoing rights of the Partners shall be exercised by at least a Majority Vote of the Limited Partners voting as a single class.
10.4.8 Notwithstanding the foregoing, the exercise of the foregoing rights by Limited Partners shall be subject to the following conditions precedent to their existence and exercise: (a) that the existence and exercise of such rights does not subject the Limited Partners to unlimited liability pursuant to state law and/or subject the Partnership to being treated as an association taxable as a corporation for Federal income tax purposes; and (b) that, in the case of rights described in Subsections 10.4.1 through 10.4.6 inclusive, prior to the exercise thereof, the Partnership and the Limited Partners shall have received an Opinion of Counsel that neither the grant nor the exercise thereof will so subject the Limited Partners or the Partnership as approved by Limited Partners owning a majority of the Units. Such opinion shall be in form and substance satisfactory to Limited Partners owning a majority of the Units.
10.5 Meetings. All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article X. Meetings of the Limited Partners may be called by the General partner or by Limited Partners owning at least ten percent (10%) of the Percentage Interests of the Limited Partners. Limited Partners shall call a meeting by delivering to the General Partner one or more calls in writing stating that the signing Limited Partners wish to call a meeting, indicating the general or specific purposes for which the meeting is to be called and specifying the number of Units held by such Limited Partners. Within fifteen (15) days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General partner on a date not less than thirty (30) nor more than sixty (60) days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the control of the business and affairs of the Partnership so as to subject the Limited partners to unlimited liability.
10.6 Notice of a Meeting. Notice of a meeting called pursuant to Section 10.5 shall be given to the Limited Partners in writing either personally or by mail or other means of written communication in accordance with Section 14.4. The notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.
10.7 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give consents without a meeting as provided in Section 10.11, the General Partner may set a Record Date, which shall not be less than ten (10) days nor more than sixty (60) days before the date of the meeting (unless such requirement conflicts with any applicable law or rule, regulation, guideline or requirement of any stock exchange on which the Units are listed or admitted to trading, in which case such law or rule, regulation, guideline or requirement of such stock exchange shall govern).
10.8 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five (45) days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XI.

10.9 Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting.
10.10 Quorum. A Majority Interest represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners. Notwithstanding anything elsewhere provided in this Agreement to the contrary, the Limited Partners shall be entitled to vote on, consent to or approve of matters only (i) as provided in this Agreement or to the extent that such actions by the Limited Partners do not constitute participating in the business of the Partnership under the Delaware Act and (ii) as submitted to them by the General Partner or by the holders of at least ten percent (10%) of the Percentage Interests of the Limited Partners. At any meeting of the Limited partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners whose Percentage Interests represent a majority of the Percentage Interests entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a higher percentage is required with respect to such action under the provisions of this Agreement, in which case the act of Limited Partners owning such higher percentage shall be required. To the extent that the laws of any jurisdiction to which the Partnership or this Agreement is subject require that certain actions of the Limited Partners under this Agreement be unanimous, any action taken by the Limited Partners pursuant to and in accordance with the preceding sentence shall be deemed to constitute the act of all Limited Partners and, in such event, each Limited Partner that does not vote for, consent to or approve of such matter hereby agrees to be bound by the decision of the Limited Partners taking such action and hereby approves such action to the extent such approval is required for such matter to be effective under the laws of such jurisdiction. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Limited Partners specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Percentage Interests represented either in person or by proxy, but no other business may be transacted, except as provided in Section 10.8.
10.11 Conduct of Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of consents in writing, including, without limitation, the determination of persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 10.5, the conduct of voting, the validity and effect of any proxies, votes or consents, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of a General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of consents in writing, including regulations in regard to the appointment of proxies, the appointment and duties of the inspectors of votes and consents, the submission and examination of proxies and other evidence of the right to vote, and the revocation of consents in writing.

10.12 Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting at which all the Limited partners were present and voted. To the extent that the laws of any jurisdiction to which the Partnership or the Partnership Agreement is subject require that any action of the Limited Partners under this Agreement be unanimous, any action taken by the Limited partners pursuant to and in accordance with the preceding sentence shall be deemed to constitute the act of all Limited Partners and, in such event, each Limited Partner that does not execute such written consent hereby agrees to be bound by the decision of the Limited Partners executing such consent and hereby approves such action to the extent such approval is required for such matter to be effective under the laws of such jurisdiction. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not consented in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time, not less than twenty (20) days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units which were not voted. If consent to the taking of any action by the Limited Partners is solicited by any person other than by or on behalf of the General Partner, the written consent shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General partner, (b) consents sufficient to take the action proposed, including a consent to the General partner, if required, are dated as of a date not more than ninety days prior to the date sufficient consents are deposited with the Partnership, and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) shall not cause the Limited Partners to be deemed to be taking part in the control of the business and affairs of the Partnership so as to subject the Limited Partners to unlimited liability, (ii) will not cause the Partnership or any Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes, and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners and Assignees.
10.13 Voting and Other Rights.
(a) Only those Record Holders of Units who are Limited Partners on the Record Date set pursuant to Section 10.7 shall be entitled to notice of and to vote at, a meeting of the Limited Partners or to act with respect to matters as to which consents are solicited. With respect to Units that are held by persons who have not been admitted as Limited Partners, the General Partner will be deemed to be the Limited Partner with respect to such Units and will vote such Units in the same percentages as the other Units have been voted with respect to a particular matter.
(b) With respect to Units that are held for a Person’s account by another Person, such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing, in whose name the Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person on whose behalf such broker, dealer or other agent is holding such Units and the Partnership shall be entitled to assume it is so acting without further inquiry.
(c) Except as otherwise provided in this Agreement, a General Partner that is also a Limited Partner may vote its Percentage Interest represented by Units on any matter submitted to the Limited Partners for consideration in such manner as it in its sole discretion shall determine.
(d) As to any matter that may be voted on by the Limited Partners, the Limited Partners may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permissible by applicable law. A consent transmittal by electronic transmission by a Limited Partner (or by a person or persons authorized to act for a Limited Partner) shall be deemed to be written and signed for purposes of this Article X. For purposes of this subsection, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE XI
REPURCHASE RIGHT
11.1 Repurchase Right. Beginning in 1992 and annually thereafter each Unitholder will have the right to present a portion or all of his Units to the Partnership for purchase, and the Partnership shall be obligated to purchase such Units, subject to the conditions and limitations contained in this Article XI. The Partnership will not be obligated to purchase in any one calendar year more than ten percent (10%) of the Units outstanding on the Closing Date and shall not purchase more Units in any 12-month period if such a purchase might have any of the adverse effects described in Section 8.2 of this Agreement. The cash purchase price per Unit to be paid during a particular year will be an amount equal to 66% of the Adjusted Book Value as of January 1 of such year (the “Valuation Date”), determined according to Section 11.2, divided by the total number of Units outstanding as of the Valuation Date, and adjusted for distributions, if any, as provided in Section 11.4.
11.2 Adjusted Book Value. For purposes of Section 11.1, the Adjusted Book Value shall be determined in accordance with the Partnership’s audited financial statements as of the Valuation Date. Adjusted Book Value of the Partnership shall be determined in accordance with the accounting principles consistently applied by the Partnership in preparing the audited financial statements and the following formula:
(i)
(a) Determine the Company’s Partner’s total equity from the Company’s audited financial statement as of December 31 of the year prior to the year the Repurchase Right is to be effective; (b) Add the “Standardized Measure of Discounted Future Net Cash Flows” for the Company’s Proved Developed Reserves as presented in the footnotes to the Company’s annual audited financial statements and as adjusted without giving effect to taxes; and (c) Deduct the carrying value of the Company’s oil and gas properties (cost less accumulated depreciation, depletion and amortization) evaluated at such year end.

(ii)
For purposes of the calculation required in (i), the future net cash flows of the Company shall be determined based upon an annual review and analysis of the Company’s Proved Developed Reserves by an independent petroleum engineer. Such future net cash flows shall be discounted annually at 10% per year, consistent with the Company’s footnote disclosure of supplemental unaudited oil and gas information as required by Statement of Financial Accounting Standards (SFAS) No. 69, “Disclosures about Oil and Gas Producing Activities”, or the equivalent disclosure reporting requirements in place at the time the reserve report is prepared.

11.3 Appraisal. The Partnership will select an independent petroleum engineer to make an evaluation, as of January 1 of each year during the period specified in Section 11.1 of the Partnership’s Oil and Gas Properties. The independent petroleum engineer shall project the estimated future net revenues of the proved developed reserves. In estimating such future net revenues, then-current oil and gas prices shall be used without escalation determined by the independent engineer consistent with then-current industry practice under the reporting requirements of SFAS No. 69, or the equivalent disclosure reporting requirements in place at the time the reserve report is prepared. Estimated future net revenues from proved developed reserves will be discounted at an annual rate of 10% to arrive at the then-net present value of such reserves. No value shall be attributed to the nonproducing lease acreage, properties or interests which have been condemned by drilling activities.

11.4 Statement of Cash Purchase Price. The Partnership will, commencing in 1992, and not later than April 30 of each such year, furnish each Limited Partner a statement showing the cash purchase price per Unit as of January 1 of each such year, which statement will include a summary of estimated reserves and future net revenues prepared by an independent petroleum engineer and taken from the footnotes to the Partnership’s audited financial statements. The cash purchase price will be adjusted for distributions, if any, made to Limited Partners between January 1 of each such year and the date of each purchase made pursuant to Section 11.1 by reducing the Adjusted Book Value by the amount of any such Distributions prior to determining such cash purchase price. Sufficient material to reveal how the purchase price was determined shall be furnished. A Limited Partner shall have sixty (60) days from the date of the statement required pursuant to this Section 11.4 to elect whether to present his Units for purchase by the Partnership. If the Limited Partner elects to present his Units within such time, the Partnership will be obligated to purchase the same subject to the limitation set forth in Section 11.2. All such purchases shall be effective as of June 30 of each such year. After such 60-day period, a Limited Partner may present their Units to the Partnership for purchase at the price referred to in the statement, as adjusted for Distributions subsequent to the date thereof; provided, however, that the Partnership shall be under no obligation to purchase same, but may do so at its option. If more than the number of Units which are required to be purchased are tendered in any one year, unless the Partnership elects to purchase all Units tendered, the Units to be purchased will be determined on a prorated basis and the Units actually purchased from a Unitholder shall equal the fraction the numerator of which is equal to ten percent (10%) of the Units outstanding as of January 1 of such year and the denominator of which is the total number of Units property tendered. The fraction so calculated shall be applied to the Units tendered by any individual Unitholder to determine the number of Units, rounded down to the nearest whole number, which will be purchased by the Partnership from such Unitholder in such year pursuant to the provisions of this Article XI. Fractions of Units will not be purchased. Notice will be given to a Limited Partner whose Units are not purchased. Should such Limited Partner present its Units for purchase in any subsequent year, no preferential rights will attach as a result of any prior presentments of Units pursuant to the provisions of this Article XI. Units purchased by the Partnership pursuant to Section 11.1 shall be held as Treasury Units and shall not be subject to resale.
11.5 No Cash Reserve. The Partnership is not obligated to establish cash reserves to fund its obligation to purchase Units. The Partnership may use funds provided by its operations or borrowed funds, if available, to fund such obligation and it may use its assets as collateral to secure such borrowings.
11.6 Payment of Cash Purchase Price. The Purchase Price shall be paid in cash within thirty (30) days after the Limited Partner executes and delivers an assignment, satisfactory in form and substance to the General Partner, transferring such Units free and clear of all claims, liens and encumbrances.
ARTICLE XII
TERMINATION OF THE PARTNERSHIP AND
DISTRIBUTION UPON TERMINATION
12.1 Termination. The Partnership shall be terminated and dissolved upon the first to occur of the following:
(a)
the occurrence of any event which, under applicable Delaware law, causes the dissolution of the Partnership except that events described in Subsections (4) and (5) of Section 17-402 of the Delaware Act shall not be deemed withdrawals of the General Partner;

(b)	the expiration of the term specified in Section 2.5;
(c)
if the General Partner does any of the following: makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy; is adjudicated a bankrupt or insolvent; in each case unless a Majority Vote of the Limited Partners elect to continue the Partnership as provided below;

(d)
if the General Partner assigns its General Partner Interest or retires or involuntarily withdraws, except as authorized hereby, unless Limited Partners holding a majority of the Units elect to continue the Partnership as provided below;

(e)	the written election by a Majority Vote of the Limited Partners to dissolve and liquidate the Partnership;
(f)	the order by any court of competent jurisdiction decreeing that the Partnership be dissolved and liquidated; and
(g)	the sale, forfeiture or abandonment of all or substantially all of the assets of the Partnership.
Upon the occurrence of any of the events specified in Section 12.1(a), 12.1(c) or 12.1(d) above, a notice to that effect shall be sent to each other Partner by the legal representative of the General Partner. In such event, within ninety (90) days following the occurrence of such event, the other Partners by unanimous action (except as provided above) may elect to continue the Partnership and designate a substitute general partner who meets the conditions of Article VIII hereof. Upon dissolution of the Partnership, the General Partner or, if none, a Liquidator chosen by the holders of a majority of the Units, shall proceed with the liquidation, termination and winding up of the Partnership and its assets shall be applied and distributed as provided in Section 12.2.
12.2 Procedure upon Dissolution. Subject to the provisions of Section 12.1, if the Partnership shall be dissolved for any reason, no further business shall be conducted except for the taking of such action by the General Partner (or the Liquidator) as shall be necessary for the winding up of the affairs of the Partnership and the distribution in liquidation of Partnership assets to the Partners as follows:
(a)
as soon as is reasonably possible after dissolution, the General Partner shall cause a statement of account to be prepared, which shall show with respect to each Partner the status of such Partner’s Capital Account, adjusted in accordance with Section 4.7 with respect to all Partnership operations, sales and distributions occurring prior to the “effective date of dissolution” (which shall be the date of the occurrence of the event resulting in the termination of the Partnership); provided, however, that all revenues, income, gains, losses, costs, deductions and credits arising from Partnership operations shall be allocated to the Partners in accordance with Article V hereof;

(b)
the General Partner shall determine the value of the Partnership’s net assets as of the effective date of dissolution. The General Partner may select an independent petroleum engineering firm which shall value the Partnership’s oil and gas properties as of the effective date of dissolution using appraisal techniques which it deems to be appropriate, taking into account the nature of the applicable property interests and their potential for future recovery of reserves, and which shall further determine the salvage value, if any, allocable to the Partnership’s interests in any equipment and fixtures on such properties;

(c)
the General Partner may sell, mortgage, surrender or otherwise dispose of any or all of such Partnership properties or interests therein as it deems appropriate and in the best interests of the Partnership and its Partners, in view of the General Partner’s respective duties to such persons. The General Partner shall collect, liquidate, compromise, settle or abandon all debts and obligations owing to the Partnership, upon such terms and in such manner as the General Partner deems to be in the best interests of the Partnership and such disposition shall be final. The General Partner shall pay any or all debts (including its expenses) or otherwise make adequate provision therefore;

(d)
each Partner’s Capital Account, after being adjusted in accordance with subsection (a), shall be adjusted by (i) crediting or charging such Capital Account in accordance with Section 4.7 with respect to all Partnership operations occurring on or after the effective date of dissolution; (ii) crediting or charging such capital account with the Partner’s share of income, gain, loss and deduction as would have been recognized by the Partnership and allocated to such Partner had all of its assets been sold for cash on the effective date of dissolution for their respective fair market values determined in accordance with subsection (b) (giving allowance for the receipt of revenues distributed from the Partnership on or after the effective date of dissolution), unless such assets have been disposed of, in which case their respective fair market values shall be deemed, for the purposes of this subsection, to have been equal to the cash price or the value of other consideration received from such disposition less any expenses incurred in connection with such disposition; and (iii) charging such capital account with respect to any distribution to such Partner occurring on or after the effective date of dissolution; provided, however, that all revenues, income, gains, losses, costs, deductions and credits arising from Partnership operations shall be allocated to the Partners in accordance with Article V hereof;

(e)
if, after paying or making other provision for the Partnership debts, there remains any Partnership cash or properties, the General Partner shall distribute and assign such remaining cash and properties to each Partner pro rata in the ratio that such Partner’s capital account (adjusted in accordance with the foregoing provisions of this Section 13.2) bears to the total of the capital accounts (as so adjusted) of all the Partners, except any Partner whose capital account (as so adjusted) has a deficit balance; provided, that any distributions under this subsection (e) shall be made by the end of the Partnership taxable year during which the effective date of dissolution occurs (or, if later, within ninety (90) days after the effective date of dissolution);

(f)
notwithstanding the foregoing, if any Partner entitled to liquidation of his interest shall be indebted to the Partnership, then until payment of or other satisfactory provision for such indebtedness by him, the General Partner shall take such measures as it deems appropriate to collect such debt and may retain such Partner’s distributive share of Partnership properties and apply the income therefrom to the liquidation of such indebtedness and the cost of operation of such properties during the period of such liquidation; provided, however, that if at the expiration of three (3) months after the statement described in subsection (a) has been given to such Partner, such indebtedness has not been paid or otherwise discharged, the General Partner may sell the interest of such Partner at public or private sale at the best price immediately obtainable, which shall be determined in the sole judgment of the General Partner. So much of the proceeds of such sale as shall be necessary shall be applied to the liquidation of the amount then due under this Article XII, and the balance of such proceeds, if any, shall be delivered to such Partner;

(g)
the General Partner or the Liquidator shall use its best efforts to sell the Partnership assets or to cause some type of entity, such as a liquidating trust, which would preserve the limited liability of the former Limited Partners to be established to hold any Partnership assets which are not sold. If the General Partner or the Liquidator shall determine that it shall be necessary to make a distribution of any Partnership property or assets or any part thereof in kind, the General Partner or the Liquidator shall have full discretion to determine the nature and kind of any distribution of such property or assets. If, despite the best efforts of the General Partner or the Liquidator, the General Partner or the Liquidator shall determine that it is necessary to make a distribution of any Partnership asset in kind because the General Partner or the Liquidator is unable to sell a Partnership asset at a reasonable sales price or to cause a liquidating trust or similar entity to be established, the General Partner or the Liquidator shall request the written consent of each former Limited Partner to distribute in kind to such former Limited Partner his share of the Partnership assets. No Partnership assets shall be distributed in kind to a former Limited Partner unless such former Limited Partner has consented in writing to such distribution. It shall be presumed that a former Limited Partner has refused such consent if the General Partner or Liquidator has not received such consent within thirty (30) days after the General Partner or the Liquidator mailed the request for such consent. Any Partnership assets which would otherwise be distributed in kind to a former Limited Partner, but for the failure or refusal of such former Limited Partner to give his written consent to such distribution, shall instead be sold by the General Partner or the Liquidator at the best price reasonably obtainable from an independent third party who is not an affiliate of the General Partner or the Liquidator. The General Partner or the Liquidator then shall distribute the proceeds of such sales to the Partners in accordance with the other provisions of this Section 12.2; and

(h)
the General Partner shall comply with and fully discharge any and all other requirements of the Delaware Act or other applicable law, pertaining to the winding up of the Partnership, whereupon the Partnership shall be terminated.

12.3 Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g): (a) distributions shall be made to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2); and (b) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3).
12.4 Time for Winding Up. A reasonable time shall be allowed for the orderly liquidation of assets of the Partnership and the discharge of liabilities to creditors to enable the General Partner to minimize the normal losses attendant upon a liquidation.
12.5 Final Accounting. Each of the Partners shall be furnished with a statement certified by the Partnership’s independent certified public accountants, which shall set forth the assets and liabilities of the Partnership as of the date of the complete liquidation. Upon compliance by the General Partner with the foregoing distribution plan, the Limited Partners shall cease to be such, and the General Partner shall execute and cause to be filed a Certificate of Cancellation of the Partnership and any and all other documents necessary with respect to termination and cancellation.
ARTICLE XIII
TAX MATTERS
13.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal, state and local income tax purposes and shall use all reasonable efforts to furnish to Partners within seventy-five (75) days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. A copy of the Partnership’s federal income tax return will be furnished to any Partner or Assignee upon request and at the expense of such Partner or Assignee. The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes, or on such other method, consistent with applicable tax law, as the General Partner shall determine in its sole discretion. The General Partner in its sole discretion may pay state and local income taxes attributable to operations of the Partnership and treat such taxes as an expense of the Partnership.
13.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available tax election (including the elections provided for in Section 168 of the Code). The General Partner shall make the election under Section 754 of the Code in accordance with applicable Regulations thereunder to cause the basis of Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners and Assignees; provided, that the General Partner shall not seek to revoke any such election unless it receives an Opinion of Counsel that such revocation would not result in the loss of limited liability of the Limited Partners in the Partnership or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

13.3 Tax Matters Partner.
(a) The General Partner shall be the “Tax Matters Partner” for the Partnership, as that term is defined in, and for all purposes of, Section 6231(a) of the Code and all applicable Regulations promulgated thereunder.
(b) To the extent and in the manner required by applicable Code sections and Regulations thereunder, the Tax Matters Partner shall furnish the name, address, profits interest and taxpayer identification number of each Partner to the IRS.
(c) To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Partner shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”).
(d) The Tax Matters Partner is authorized, but not required:
(i)
to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;

(ii)
in the event that a notice of a final administrative adjustment at the partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;
(iv)
to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)
to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for income tax purposes, or an item affected by such item; or

(vi)	to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

(e) The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees (as such fees are incurred), claims, liabilities, losses and damages incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partners. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.
13.4 Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.
13.5 Intangible Drilling Costs. The Partnership shall elect to deduct intangible drilling and development costs on its federal income tax return in accordance with the option granted by Section 263(c) of the Code.
13.6 Taxation as a Partnership. No election shall be made by the Partnership or any Partner or Assignee for the Partnership to be excluded from the application of any of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.
13.7 Opinions Regarding Taxation as a Partnership. Notwithstanding any other provision of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership be furnished an Opinion of Counsel to the effect that the proposed transaction would not result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes shall not be applicable if the Partnership is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes.
13.8 Withholding Taxes. The General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements under Section 1445 of the Code with regard to (i) the sale of any United States real property interests, (ii) the distribution of cash or property to any Assignee who is not an Eligible Citizen or (iii) the transfer of Units. In its sole discretion and as provided for in the Regulations under Section 1445 of the Code, the General Partner may elect to withhold a portion of any distribution made to Assignees who are not Eligible Citizens or who fail to provide to the Partnership an appropriate Eligibility Certification or other documentation in accordance with the applicable provisions of such Regulations. The General Partner is further authorized to take any action that it deems to be necessary or appropriate to cause the Partnership to comply with any other withholding requirements under the Code. Any amount withheld under this Section 13.9 shall be deemed to be a distribution to the Assignee with respect to which such withholding is made.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
14.1 Books of Account. The General Partner shall keep and maintain, or cause to be kept and maintained, in accordance with sound accounting practices, complete and accurate books, records and accounts of the Partnership. The Partnership books shall be kept on the accrual basis accounting method, unless another method, more favorable to the Limited Partners, shall be available under applicable federal income tax laws. All books, records and accounts of the Partnership shall be kept at all times at the principal office of the Partnership. All Partners shall have the right to examine such books, records and accounts at any and all reasonable hours.
14.2 Accounts and Accounting Decisions. Independent certified public accountants shall be retained by the General Partner for the Partnership. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.

14.3 Partners Independently Bound. Each Partner shall become bound by this Agreement immediately upon the execution of this Agreement by the General Partner as the duly authorized attorney-in-fact of each of the Limited Partners.
14.4 Addresses and Notices. The address of the Partnership shall be at its principal office. The address for each Partner for all purposes shall be as set forth next to each Partner’s name on the signature page of the Subscription Agreement, or the counterpart signature pages, or such other address of which the General Partner has received written notice. Any notice, demand or request required or permitted to be given or made hereunder shall be deemed given or made to each Partner when delivered or sent by certified or registered mail to such Partner at such address.
14.5 Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that he may have to maintain an action for partition of the Partnership’s assets.
14.6 Titles and Captions. All captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.
14.7 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
14.8 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.
14.9 Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto and supersedes any prior understandings and agreements between or among them respecting the subject matter of this Agreement. No amendments, attentions, modifications or changes herein shall be effective or binding upon the parties unless the same are proposed and adopted pursuant to the requirements of Article X.
14.10 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.
14.11 Applicable Law. Notwithstanding the plan where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions of this Agreement and the rights of the Partners hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware as now adopted or as hereafter may be amended.
14.12 Benefits. This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and permitted assigns.
14.13 Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provisions of this Agreement or of the same provision in any other respect. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by severance from this Agreement.

14.14 Power of Attorney. Each of the Limited Partners irrevocably constitutes and appoints the General Partner his true and lawful attorney, with full power of substitution in his name, place and stead, to make, execute, swear to, acknowledge, deliver and file:
(a)
this Agreement and any and all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect (i) a change in the name or location of the principal place of business of the Partnership; (ii) the disposition by a Partner of his interest in the Partnership or any part thereof; (iii) the substitution or addition of a person becoming a Partner of the Partnership (subject to consent as required by this Agreement); (iv) a distribution in reduction of the Capital Contribution of a Partner; and (v) a change in the capital of the Partnership;

(b)
a Certificate of Limited Partnership, as required under the laws of any state or jurisdiction where the Partnership shall desire to conduct business for the formation and/or operation of the Partnership as a limited partnership therein;

(c)
such certificates, instruments and documents as may be required or appropriate in connection with the qualification of the Partnership to do business in any state or jurisdiction and the use of the name of the Partnership therein;

(d)
such certificates, instruments and documents as may be required or as may be appropriate under the laws of any state or jurisdiction to reflect (1) a change of name or address of the undersigned and (2) any changes in the Partnership or amendments to this Agreement;

(e)
all conveyances or other instruments and documents necessary to effect the dissolution and termination of the Partnership, and all other filings with agencies of the Federal government and of the states to carry out the purposes of the Partnership; and

(f)
any documents, certificates or other instruments, including, without limiting the generality of the foregoing, any and all amendments and modifications of this Agreement or of the instruments described in subparagraph (a) hereof which may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this Agreement, and, by way of extension and not in limitation, to do all such other things as shall be necessary to continue and to carry on the business of the Partnership.

The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, any of the rights of the Partners to vote upon certain matters as provided in Section 10.4 of this Agreement and shall not constitute a waiver of, or be used to avoid, the rights of any of the Limited Partners as a limited partner under the Delaware Act or be used in any other manner inconsistent with the status of the Partnership as a limited partnership or the limited liability of any of the Limited Partners as a limited partner under the Delaware Act.
It is expressly intended by each of the Partners that the foregoing power of attorney is coupled with an interest, is irrevocable and shall survive the death, adjudication of incompetency or insanity of each such Partner. The foregoing power of attorney shall survive the delivery of an assignment by any of the Partners of his entire interest in the Partnership except that where an assignee of such entire interest has become a substituted limited partner, then the foregoing power of attorney of the assignor Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 10th day of February, 2010.

GENERAL PARTNER: EVERFLOW MANAGEMENT LIMITED, LLC
By:	EVERFLOW MANAGEMENT CORPORATION,
MANAGING MEMBER

By:	/s/ William A. Siskovic
William A. Siskovic, President